Exhibit 99.1

Imperial Oil Limited 111 St Clair Avenue West Toronto, Ontario Canada M5W 1K3	News Release

Imperial Oil relocating head office from Toronto to Calgary

Toronto, September 29, 2004 — Imperial Oil Limited today announced it will be relocating its head office from Toronto to Calgary. Detailed planning will now begin with completion of the move expected by August 2005.

There are approximately 3000 Imperial Oil employees in Ontario, with about 1500 located in Toronto. It is anticipated that up to one third of the Toronto population will be subject to relocation. Further details will be determined after the project plan has been completed.

“This move will enable Imperial to strengthen its focus on the major opportunities for the company, and help meet Canada’s growing energy needs” said Tim Hearn, chairman, president and chief executive officer. He added, “In addition, having our corporate offices in one location will assist with overall organizational effectiveness.”

Imperial is one of the largest producers of crude oil in Canada and a major producer of natural gas. The company is the largest refiner and marketer of petroleum products — sold primarily under the Esso brand name — and a major producer of petrochemicals.

For further information:

Richard O’Farrell
Public Affairs
(416) 968-4875